Exhibit 99.1

Contacts:

Investors:

Emily Faucette

Genomic Health

650-569-2824

investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

650-569-2499

media@genomichealth.com

Genomic Health Reports Third Consecutive Quarter of Double-Digit Revenue Growth in Announcement of Third Quarter 2016 Financial Results

12% Increase in Revenue; 8% Increase in Tests Delivered

18% Constant Currency Increase in International Revenue and 15% Growth in International Tests Delivered

45% Improvement in Year-to-Date Operating Loss

Oncotype DX® Genomic Prostate Score™ Now Validated as Only Test to Measure All Four Critical Features of Tumor Aggressiveness

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., November 1, 2016 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended September 30, 2016.

Total revenue was $82.3 million in the third quarter of 2016, compared with $73.6 million in the third quarter of 2015, an increase of 12 percent.

U.S. product revenue was $70.0 million in the third quarter of 2016, an increase of 11 percent, compared with $63.0 million in the same period in the prior year.  Prostate test revenue in the U.S. of $2.3 million contributed to approximately 3 percent of the year-over-year growth.

International product revenue was $12.1 million in the third quarter of 2016, compared with $10.5 million a year ago, an increase of 15 percent. International revenue on a constant currency basis increased by 18 percent compared with a year ago.(i)

In the third quarter, more than 29,990 Oncotype® test results were delivered, an increase of 8 percent, compared with more than 27,820 test results delivered in the third quarter of 2015. U.S. invasive breast tests delivered grew 5 percent and prostate tests delivered grew 6 percent compared with the prior year. International tests delivered grew 15 percent compared with the prior year and represented approximately 24 percent of total test volume in the third quarter of 2016.

“In 2016 we have delivered three consecutive quarters of double-digit revenue growth, with 15 percent revenue growth and 12 percent test growth year-to-date, in line with our guidance provided in February,” said Kim Popovits, chairman of the board, chief executive officer and president of Genomic Health. “We believe these results demonstrate the strength of our business, including the importance of continuing to generate clinical data that differentiate our Oncotype IQ™ portfolio of products. Specifically, in invasive breast cancer, Oncotype DX remains the only genomic test proven to predict chemotherapy benefit and, with our latest clinical validation study in prostate cancer announced today, we now provide the only test to predict all major short- and long-term outcomes.”

Operating loss for the third quarter of 2016 improved to $3.0 million, compared with $5.4 million for the third quarter of 2015. The operating loss includes a favorable impact in the quarter from the satisfaction of certain royalty payment obligations for the license of PCR patents, as well as an unfavorable impact from a write-down of a software development project for interactive digital reporting. These two items were approximately $2.5 million each and individually off-set each other.

Net loss was $2.8 million for the third quarter of 2016 compared with a net loss of $11.8 million for the third quarter of 2015. Basic and diluted net loss per share was $0.08 for the third quarter of 2016, compared with basic and diluted net loss per share of $0.36 for the same period in 2015.

Total revenue for the nine months ended September 30, 2016 was $245.1 million, compared with $212.3 million for the nine months ended September 30, 2015, an increase of 15 percent.

Operating loss improved to $16.9 million for the nine months ended September 30, 2016, compared with an operating loss of $30.9 million for the nine months ended September 30, 2015. Net loss was $15.3 million for the nine months ended September 30, 2016, compared with a net loss of $30.6 million for the nine months ended September 30, 2015.

Cash and cash equivalents and short-term marketable securities at September 30, 2016 were $83.6 million excluding the fair value of the company’s investment in a marketable security of $15.0 million, compared with $76.8 million at December 31, 2015 excluding the fair value of the company’s investment in a marketable security of $18.1 million.

Recent Business Highlights

Oncotype DX Commercial Progress

•                  As of September 30, 2016, the company’s flagship line of Oncotype DX gene expression tests has been used to guide treatment decisions for more than 700,000 cancer patients worldwide.

•                  Established an additional coverage for the Oncotype DX Genomic Prostate Score™, bringing the total number of prostate cancer covered U.S. lives to more than 61 million.

Presentations and Publications

•                  Announced positive topline results from a prostate cancer clinical validation study demonstrating Oncotype DX is a strong predictor of the development of metastasis and prostate cancer death in patients with early-stage disease. With these new results, the Oncotype DX prostate cancer test becomes the first genomic test validated in all major short- and long-term end points, including adverse pathology, biochemical recurrence, metastasis and prostate cancer specific death.

•                  Reviews in Urology published a comprehensive economic analysis demonstrating use of Oncotype DX in low-risk prostate cancer patients leads to an increase in a net uptake of active surveillance and a net savings of $2,286 per patient — including the cost of the test — by decreasing unnecessary immediate invasive treatment.

•                  Presented results from eight Oncotype DX Breast Recurrence Score™ presentations at the European Society for Medical Oncology (ESMO) 2016 Congress, highlighting superior clinical evidence in identifying which patients with node-negative and node-positive invasive breast cancer should be treated with chemotherapy. To date, the unique clinical utility of Oncotype DX has been demonstrated with prospective outcomes results in over 63,000 breast cancer patients.

•                  Presented robust analytical validation study results on Oncotype SEQ® Liquid Select at the ESMO 2016 Congress. The results demonstrated that this liquid biopsy mutation panel is highly sensitive, specific and reproducible.

•                  Received acceptance to present seven studies at the 2016 CTRC-AACR San Antonio Breast Cancer Symposium (SABCS) in December.

Conference Call Details

To access the live conference call today, November 1, at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally. The conference ID is 6320020. Please dial in approximately ten minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that help optimize cancer care by addressing the overtreatment of the disease, one of the greatest issues in healthcare today. With its Oncotype IQ™ Genomic Intelligence Platform, the company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of clinical and genomic big data into actionable results for treatment planning throughout the cancer patient journey, from diagnosis to treatment selection and monitoring. The Oncotype IQ portfolio of genomic tests and services currently consists of the company’s flagship line of Oncotype DX gene expression tests that have been used to guide treatment decisions for more than 700,000 cancer patients worldwide. Genomic Health is expanding its test portfolio to include additional liquid- and tissue-based tests, including the recently launched Oncotype SEQ® Liquid Select assay. The company is based in Redwood City, California, with international headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter:@GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s beliefs regarding its future performance, including its 2016 full year guidance; the commercial performance of its tests; the attributes and focus of the company’s product pipeline; the ability of any potential tests the company may develop to optimize cancer treatment; and the ability of the company to develop and commercialize additional tests in the future. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company has all rights necessary to commercialize its tests; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; the company’s ability to obtain capital when needed and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, DCIS Score, Oncotype SEQ, Oncotype IQ and Genomic Prostate Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(i) Constant currency was calculated by comparing the company’s quarterly average foreign exchange rates for the three and nine months ended September 30, 2016 with the comparable periods of 2015.

GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES:
Product revenues — United States	$70,041	$63,051	$210,092	$181,459
Product revenues — Outside of the United States	12,095	10,503	34,824	30,866
Total product revenues	82,136	73,554	244,916	212,325
Contract revenues	122	—	210	—
Total revenues	82,258	73,554	245,126	212,325

OPERATING EXPENSES (1)(2):
Cost of product revenues	13,062	13,718	44,083	39,513
Research and development	15,109	13,480	46,397	47,193
Selling and marketing	38,838	35,369	116,327	107,964
General and administrative	18,268	16,425	55,243	48,594
Total operating expenses	85,277	78,992	262,050	243,264
Loss from operations	(3,019)	(5,438)	(16,924)	(30,939)
Interest income	117	54	282	163
Gain on sales of marketable securities	—	—	2,009	—
Other income (expense), net	(111)	(158)	(174)	(207)
Loss before income taxes	(3,013)	(5,542)	(14,807)	(30,983)

Income tax expense (benefit)	(193)	6,301	464	(410)
Net loss	$(2,820)	$(11,843)	$(15,271)	$(30,573)
Basic and diluted net loss per share	$(0.08)	$(0.36)	$(0.46)	$(0.95)
Shares used in computing basic and diluted net loss per share	33,391	32,498	33,141	32,294

(1)         Included in operating expenses for the three months ended September 30, 2016, were non-cash charges of $7.0 million, including $4.7 million of stock-based compensation expense and $2.3 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2015 of $5.6 million, including $3.9 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the nine months ended September 30, 2016, were non-cash charges of $20.8 million, including $14.1 million of stock-based compensation expense and $6.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2015 of $17.2 million, including $12.1 million of stock-based compensation expense and $5.1 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of September 30, 2016	As of December 31, 2015
	(Unaudited)

Cash and cash equivalents	$33,999	$32,533
Short-term marketable securities (1)	64,602	62,410
Accounts receivable, net	33,682	37,164
Prepaid expenses and other current assets	12,066	10,843
Total current assets	144,349	142,950

Property and equipment, net	39,465	39,746
Other assets	8,137	1,921
Total assets	$191,951	$184,617

Accounts payable	$5,411	$8,585
Accrued expenses and other current liabilities	38,505	33,656
Deferred revenues	28	431
Other liabilities	3,606	2,410
Stockholders’ equity	144,401	139,535
Total liabilities and stockholders’ equity	$191,951	$184,617

The condensed consolidated balance sheet at December 31, 2015, has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2015.

(1)         Included in short-term marketable securities as of September 30, 2016 and December 31, 2015 was $15.0 million and $18.1 million, respectively, of corporate equity securities, representing the Company’s investment in Invitae Corporation.

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